Exhibit 99

The Dwyer Group, Inc. Reports 26 Percent Increase in 2002 Net Income

    WACO, Texas--(BUSINESS WIRE)--March 6, 2003--The Dwyer Group, Inc., (Nasdaq:DWYR) (the "Company") today reported a net profit of $2.9 million or $.40 per share, on a diluted basis, for the year ended December 31, 2002, versus a net profit of $2.3 million or $.33 per share for the year ended December 31, 2001. Revenues for 2002 increased by 16% to $25.9 million from $22.4 million in 2001.
    For the fourth quarter of 2002, the Company earned $799,000 or $.11 cents per share, on a diluted basis, versus $485,000 or $.07 cents per share in 2001, an increase of 65%. Revenues for the quarter increased 10% to $6.8 million in 2002 from $6.2 million in 2001.
    "We are excited to report a continuation of the strong growth rate we have established over the past few years," said Dina Dwyer-Owens, President and CEO. "Our successful track record is a reflection of the achievements of our franchisees, who are dedicated to their businesses and their customers."
    The Dwyer Group, Inc., supports over 800 franchisees in the United States and Canada, and, through master licensees, approximately 275 franchisees in 15 other countries operating the following concepts:
Mr. Rooter(R), Rainbow International(R), Glass Doctor(R), Mr. Electric(R), Mr. Appliance(R) and Aire Serv(R).

                         The Dwyer Group, Inc.
                Summary Consolidated Operating Results
               (In Thousands, Except Per Share Amounts)

                           For the Year Ended   For the Quarter Ended
                                December 31,          December 31,
                        ----------------------- ---------------------
                              2002        2001        2002     2001
                        ----------- ----------- ------------- -------

Royalty Revenues           $14,422     $12,892        $3,984  $3,629
Franchise Fees               6,296       4,557         1,531   1,233
Other Revenues               5,148       4,916         1,265   1,303
                        ----------- ----------- ------------- -------
Total Revenues             $25,866     $22,365        $6,780  $6,165
                        =========== =========== ============= =======

Pre-Tax Income              $4,629      $3,429        $1,254    $846
                        =========== =========== ============= =======

Net Income                  $2,946      $2,338          $799    $485
                        =========== =========== ============= =======

Basic Earnings Per
 Share                        $.42        $.33          $.11    $.07
                        =========== =========== ============= =======

Diluted Earnings Per
 Share                        $.40        $.33          $.11    $.07
                        =========== =========== ============= =======

    For general information regarding The Dwyer Group or its franchise concepts, visit the company's web site at http://www.dwyergroup.com.
    Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from those projected. Such risks and uncertainties include, but are not limited to, general business conditions, competition, taxes, inflation and government regulations.

    CONTACT: The Dwyer Group, Inc., Waco
             Tom Buckley, 254/745-2482 or 800/490-7501